EXHIBIT 10.45
Headquarters
West8 Tower, Suite 1000
10205 Westheimer Rd.
Houston, TX 77042
Phone: (713)-973-5389
Fax: (713) 973-5323
Elizabeth C. Powers
VP & Chief Administrative Officer
October 29, 2008

Mr. Luciano Mozzato	Sent via e-mail
2 Ventres Way
Burlington, CT 06013
Dear Luciano,
We are very pleased to offer you the position of Vice President Product Services Worldwide, reporting to Vince Volpe, President & CEO. The details of this offer are contained within this letter. Please confirm your acceptance of this offer by returning a signed copy of this letter to me on or before November 5, 2008. We are planning your start date to be February 1, 2009 unless you are able to accelerate that time frame to January 1, 2009.
All of us who met you were impressed with your experience and accomplishments. We are confident that you will be successful in this role and hope that you are equally excited about Dresser-Rand.
Your annual base salary will be $260,000. We conduct our annual salary review process in the first quarter and implement approved adjustments on April 1. Your salary will be reviewed in 2009 in line with the timing and budget guidelines established for similarly situated executives.
You will participate in our annual incentive program (AIM) with a target payout level of 50% of your annual base salary, and a maximum payout of 100% of your annual base salary. Our policy is to pay the incentive on a pro-rated basis for the year in which you start with Dresser-Rand (2009), based on your full months of service during the year. A summary of the 2008 AIM Program was already sent to you for your information.
You will receive a cash signing bonus of $50,000, payable within the first month of your start date. You will receive an additional cash amount of $125,000, subject to your confirmation that your 2008 annual incentive payment from your current employer will be forfeited, also payable within the first month of your start date.
You will be eligible to participate in the Dresser-Rand long term incentive (LTI) program. Our 2008 program includes a combination of stock options and restricted stock that vest on a pro-rata basis over a 4-year period. You will receive an LTI grant valued at $365,000 which encompasses both your initial grant and your 2009 annual grant. Dresser-Rand has adopted four annual fixed dates on which equity grants are made. You will be awarded this LTI grant on the first fixed grant date following your start date.

Based on your anticipated start date of February 1, the grant date for your LTI award will be February 15, 2009.
You will be eligible for benefits under our Executive (Red) Relocation Policy. In addition to the full benefits outlined in the policy, we will provide you with an additional two months of temporary living assistance (four months total) and extend the program to be open to you up to 18 months after your start date to allow flexibility in relocating your family.
In addition, you are also eligible for change in control (CIC) benefit, severance program and non-compete program. The CIC severance benefit will be based on a multiple of two times your annual base salary and target incentive. The non-CIC severance benefit will be based on a multiple of one times your annual base salary and target incentive. You will be eligible to participate in the Dresser-Rand Non-Qualified Retirement Plan at a Tier 1 level. Additional details on this program are attached. Participation in our employee benefit programs will begin on the first of the month following your hire date.
All compensation and employee benefit programs are subject to program guidelines, summary plan descriptions, and or plan documents, as appropriate.
This offer of employment is contingent upon successful completion of several remaining actions such as a background check, standard pre-employment drug screen, providing the necessary documentation to ensure compliance with the Immigration Reform and Control Act of 1986, and signing company policy agreements such as our Code of Conduct. Lynna Bond (713-973-5380) will continue to be your contact to make arrangements for these remaining procedures.
Luciano, we look forward to working with you.
Very truly yours,
Elizabeth C. Powers
Vice President & Chief Administrative Officer
I accept the offer of employment from Dresser-Rand, as described above.

/s/	Luciano Mozzato	11-11-08

(Signature)		(Date)

Cc:	Vincent R. Volpe Jr.
Amber J. Macksey